Exhibit 6(a)

INVESTMENT MANAGEMENT AGREEMENT

 [BDC NEWCO]

This INVESTMENT MANAGEMENT AGREEMENT, dated as of [ ], 2026 (the “Agreement”), shall be effective as of the date shareholders approve this Agreement (the “Effective Date”) and is between [BDC NewCo] (the “Fund”), and Saba Capital Management, L.P., a limited partnership formed and existing under the laws of the State of Delaware (the “Manager”).

WHEREAS, the Fund is a closed-end management investment company that has elected or will elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and is engaged in the business of supplying investment advice and investment management and certain other services, as an independent contractor; and

WHEREAS, the Fund desires to retain the Manager to render advice and services pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Employment of Manager. The Fund hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Fund (“Advisory Services”), and to provide or arrange for the provision of administrative services as the Manager may deem reasonably necessary from time to time for the ordinary operation of the Fund (“Administrative Services”), subject to the supervision and direction of the Board of Directors of the Fund (the “Board”).

The Manager shall, as part of its duties hereunder (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) sourcing appropriate potential investment opportunities for the Fund that are consistent with the Fund’s stated investment program, (iii) furnish the Fund with customary reports, statements and other data on securities, economic conditions and other pertinent subjects which the parties agree, (iv) permit, with its written consent, its officers and employees to serve without compensation as Directors of the Fund if elected to such positions, (v) provide or offer to provide managerial assistance to portfolio companies of the Fund as and to the extent required by the 1940 Act, (vi) keep and preserve, in the manner and for the period required under the 1940 Act, any books and records relevant to the provision of its investment advisory services to the Fund, and (vii) in general superintend and manage the investments of the Fund (together, the “Services”), subject to the ultimate supervision and direction of the Board.

Subject to the approval of the Board, and to the extent permitted by law, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers to perform any of the Services, whether or not affiliated with the Manager (each, a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement. The Fund and the Manager understand and agree that the Manager may manage the Fund with one or more Sub-Advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of any Sub-Adviser to the Fund; (ii) monitor and oversee the services performed by any Sub-Adviser; and (iii) periodically make recommendations to the Board regarding the results of its evaluation and monitoring functions. The Fund recognizes that, subject to the approval of the Board (if and to the extent required by law), a Sub-Adviser’s services may be terminated or modified by the Manager, and that the Manager may appoint a new Sub-Adviser for the Fund to the extent permitted by law.

2. Exclusivity. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the Advisory Services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

Exhibit 6(a)

3. Commercially Reasonable Efforts. The Manager agrees to use its commercially reasonable efforts in the furnishing of such advice and recommendations to the Fund, in the preparation of reports and information, in the management of the Fund’s assets, and in the provision of Advisory Services, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine, in its reasonable judgement, to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

4. Statements and Reports. The Fund will make available on a daily basis to the Manager detailed statements of the investments and assets of the Fund and information as to its investment objectives and needs and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Fund or available to it and such other information as the Manager may reasonably request. The Manager may rely without independent investigation on information, valuations, reports, instructions and certifications supplied by the Fund, Board, officers and other third-party professionals.

5. Expenses.

a.	In consideration of the Base Management Fee and Incentive Fee, the Manager will provide the Fund with certain operational and managerial services. The Manager shall be responsible for the compensation of any investment advisory personnel that provide services to the Fund on behalf of the Manager pursuant to this Agreement, along with the allocable portion of the following “overhead expenses” (office space, rent and utilities, furniture and fixtures, computer equipment, stationery, secretarial/managerial services, salaries, entertainment expenses, employee insurance and payroll taxes) attributable to such investment advisory personnel.

b.	Other than the expenses expressly borne by the Manager pursuant to Section 5(a) above, the Fund shall be responsible for all of the expenses of its operations, including, without limitation, any sub-advisory fees pursuant to a sub-advisory agreement approved by the Board, the Fund’s investment-related expenses whether relating to investments that are consummated or unconsummated (e.g., brokerage commissions, due diligence costs, expenses relating to short sales, investment banking fees, sourcing or finder’s fees (which may include a base fee component and/or a performance compensation component), borrowing charges on securities sold short, custodial fees and expenses and nominee fees); bank service fees, clearing and settlement charges and interest expense; Base Management Fees and Incentive Fees; fees and expenses incidental to the purchase and sale of interests in, and the fees and expenses of, portfolio companies in which the Fund invests; interest payable on debt, if any, to finance the Fund’s investments; expenses relating to software tools, programs or other technology utilized in managing the Fund (including, without limitation, third-party software licensing, implementation, data management and recovery services and custom development costs); exchange listing fees, expenses relating to proxy contests, voting, tender offers and solicitation fees and expenses; trading platform and seat fees; research-related expenses, including, without limitation, news and quotation equipment and services; fees and expenses associated with independent audits and outside legal costs; fees for data and software providers; other expenses related to the purchase, sale or transmittal of investments; website creation and maintenance, fees for risk management systems and service providers; legal expenses; other professional fees (including, without limitation, expenses of consultants and experts); transfer agent and custodial fees; the costs of organizing and maintaining any subsidiaries; costs relating to swaps (and similar agreements); auditing and tax preparation expenses; accounting expenses; fees and expenses associated with marketing and investor relations efforts including proxy solicitations and shareholder meetings; costs of printing and mailing proxies, reports and/or notices; market data costs; administration expenses (including fees for the provision of middle-office and back-office services); directors’ and officers’ fees; Fund-related insurance expenses (including, without limitation, premium payments for fidelity bonds and Directors’ and Officers’ and Errors and Omissions insurance); compensation and expenses of the independent members of the Board of the Fund; organizational and offering-related expenses, including the preparation and filing of related registration statements under the Securities Act of 1933, as amended; filing and registration fees; corporate licensing fees, federal, state and local taxes and other governmental fees and expenses; all regulatory expenses (including, without limitation, fees and expenses incurred in connection with ongoing compliance obligations and the preparation and filing of regulatory filings, including those required under the 1940 Act and applicable federal and state securities laws); litigation-related and indemnification expenses; withholding and transfer fees; trademarks; other expenses related to the purchase, monitoring, structuring, sale, allocation, settlement, custody, valuation, appraisal or transmittal of assets; extraordinary expenses, including the costs of any third party pricing or valuation services; the allocable portion of the compensation and related overhead expenses attributable to any director, officer, partner or employee of the Manager or any affiliate thereof when and to the extent providing administrative services to the Fund; and other similar expenses and all other costs and expenses incurred in connection with the engagement of any third party service providers to provide Administrative Services or related services (including compliance, accounting, tax or operation services) to the Fund (including, but not limited to, the provision of officer positions of the Fund); or any other expenses and/or costs approved by the Board.

Exhibit 6(a)

c.	To the extent the Manager incurs or bears any costs or expenses expressly borne by (or for the benefit of) the Fund pursuant to Section 5(b) above, the Fund shall promptly reimburse the Manager for such costs and expenses on no less frequently than a quarterly basis.

d.	If any of the expenses listed in Section 5(b) are incurred jointly for the account of the Fund and other funds and accounts which the Manager manages, advises, or controls (each, an "Other Account"), such expenses shall be allocated among the Fund and such Other Accounts pursuant to the Manager’s expense allocation policy, as amended from time to time.

6. Representations and Warranties.

a.	The Manager represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act. The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

7. Delegation.

a.	The Manager may delegate the performance of certain Services to a Sub-Adviser to the extent permitted by applicable law, including the 1940 Act.

b.	Certain Administrative Services may be furnished by the directors, officers, partners or employees of the Manager or of affiliates of the Manager, or by any third-party service provider retained by the Fund to provide such Administrative Services in lieu of the Manager; provided, that any agreement pertaining to the provision of Administrative Services shall be subject to the approval of the Board.

c.	The Manager shall not be liable to the Fund for any service delegated to a third-party service provider by the Fund.

8. Compensation. The Fund agrees to pay to the Manager, and the Manager agrees to accept, as compensation for all Advisory Services furnished or provided to the Fund, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Fund shall make any payments due hereunder to the Manager or to the Manager’s designee as the Manager may otherwise direct.

Exhibit 6(a)

a.	Base Management Fee.

i.	For the first twelve (12) months following the Effective Date (the “Initial Period”), the Base Management Fee shall be equal to the lesser of (i) $2,000,000 (on an annualized basis) and (ii) an annualized rate of 0.50% (50 basis points) of the Fund’s net asset as of the beginning of the first calendar day of the applicable quarter (and calculated separately for each quarter), payable quarterly (and pro-rated for partial periods) in arrears in an amount equal to one-quarter of the annualized fee then in effect.

ii.	Following the Initial Period, the Base Management Fee is payable quarterly (and pro-rated for partial periods) in arrears at an annual rate of 1.50% of the value of the Fund’s gross assets (excluding cash and cash items) as of the beginning of the first calendar day of the applicable quarter.

iii.	For purposes of this Agreement, “net assets” and “gross assets” are determined on a consolidated basis in accordance with United States generally accepted accounting principles (“GAAP”). ; and

b.	Incentive Fee. The Incentive Fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of the Fund’s income and a portion is based on a percentage of the Fund’s capital gains, each as described below.

i.	Incentive Fee Based on Pre-Incentive Fee Net Investment Income. The portion of the Incentive Fee based on the Fund’s income is based on “pre-incentive fee net investment income” (the “Income Fee”). “Pre-incentive fee net investment income” means, as the context requires, either the dollar value of or percentage rate of return on the value of the Fund’s net assets in accordance with GAAP at the end of the immediately preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, deal, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses accrued for the quarter (including the Base Management Fee, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee and any distribution or stockholder servicing fees).

Pre-incentive fee net investment income returns include, for investments with a deferred interest feature (such as market or original issue discount, debt investments with payment-in-kind interest, and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-incentive fee net investment income returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from pre-incentive fee net investment income returns.

Pre-incentive fee net investment income returns, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding quarter, is compared to a “hurdle rate” of return of 1.5% per quarter (6.0% annualized).

Exhibit 6(a)

The Fund will pay the Manager the Income Fee quarterly in arrears with respect to the Fund’s pre-incentive fee net investment income in each calendar quarter (or a partial period upon termination or the liquidation of the Fund) as follows:

●	No Income Fee based on pre-incentive fee net investment income in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.5% per quarter (6.0% annualized);

●	100% of the dollar amount of the Fund’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to a rate of return of 1.8182% (7.2728% annualized). This portion of the pre-incentive fee net investment income (which exceeds the hurdle rate but is less than 1.8182%) is referred to as the “catch-up”; and

●	17.5% of the dollar amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds a rate of return of 1.8182% (7.2728% annualized).

The fees that are payable under this Agreement will be appropriately prorated for any partial period and adjusted for any share issuances or repurchases during the relevant quarter.

ii.	Incentive Fee Based on Capital Gains. The second component of the Incentive Fee (the “Capital Gains Fee”), is payable at the end of each calendar year in arrears in an amount equal to 17.5% of cumulative realized capital gains from the Effective Date through the end of such fiscal year (or a partial period upon termination or the liquidation of the Fund), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees, as calculated in accordance with GAAP subject to the stated Capital Gains Fee methodology identified below; provided that, in no event will the Capital Gains Fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof, and SEC staff interpretations thereunder.

For purposes of computing the Capital Gains Fee:

1.	the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Capital Gains Fee;

2.	the cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Fund’s portfolio when sold and (b) with respect to investments held in the portfolio prior to the Effective Date (“Legacy Investments”), the net asset value of such investment on the Effective Date and for all other portfolio investments, the accreted or amortized cost basis of such investment;

3.	the cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Fund’s portfolio when sold is less than (b) with respect to a Legacy Investment, the net asset value of such investment on the Effective Date, and for all other investments, the accreted or amortized cost basis of such investment; and

4.	the aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Fund’s portfolio as of the applicable capital gains incentive fee calculation date and (b) with respect to a Legacy Investment, the net asset value of such investment on the Effective Date, and for all other investments, the accreted or amortized cost basis of such investment.

Exhibit 6(a)

Notwithstanding the foregoing, if the Fund is required by GAAP to record an investment at its fair value as of the time of acquisition instead of at the actual amount paid for such investment (including, for example, as a result of the application of the acquisition method of accounting), then solely for the purposes of calculating the Capital Gains Fee, the “accreted or amortized cost basis” of an investment shall be an amount (the “Contractual Cost Basis”) equal to (1) (x) the actual amount paid by the Fund for such investment plus (y) any amounts recorded in the Fund’s financial statements as required by GAAP that are attributable to the accretion of such investment plus (z) any other adjustments made to the cost basis included in the Fund’s financial statements, including payment-in-kind interest or additional amounts funded (net of repayments) minus (2) any amounts recorded in the Fund’s financial statements as required by GAAP that are attributable to the amortization of such investment. For the avoidance of doubt, the Contractual Cost Basis as determined pursuant to the foregoing sentence may be higher or lower than the fair value of such investment (as determined in accordance with GAAP) at the time of acquisition. In connection with the foregoing, in the event investments are purchased in a single transaction or series of related transactions for an aggregate purchase price without the Fund allocating such purchase price to specific investments, the Fund may assign a Contractual Cost Basis to a specific investment equal to such investment’s Pro Rata Share of such aggregate purchase price paid. “Pro Rata Share” means the resulting percentage determined using the amount at which a specific investment acquired in a single transaction or series of related transactions is recorded in the Fund’s financial statements at the time of acquisition according to GAAP divided by the total amount at which all investments acquired in the same transaction or series of related transactions are recorded in the Fund’s financial statements at the time of acquisition according to GAAP.

In addition, for purposes of calculating the Capital Gains Fee, in the event this Agreement is terminated by the Fund or otherwise expires, all investments shall be considered realized as of the effective date of such termination.

9.  Prohibition on Short Positions. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any Fund, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

10. Actions in Contravention of Organizational Documents. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the governing documents of the Fund, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

11. Limitation of Liability of the Manager; Indemnification.

a.	In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager (and its officers, managers, agents, employees, partners, controlling persons, members, and any other person or entity affiliated with the Manager) shall not be subject to liability to the Fund, the members of the Board or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering Advisory Services and any other services provided from time to time by the Manager or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund or for any losses that may be sustained as a result of providing the Advisory Services and the Administrative Services or as approved by the Board from time to time.

b.	No provision of this Agreement shall be construed to protect any director or officer of the Fund, or of the Manager, from liability in violation of Section 17(i) of the 1940 Act.

Exhibit 6(a)

c.	The Fund shall indemnify the Manager (and its officers, managers, agents, employees, partners, controlling persons, members, and any other person or entity affiliated with the Manager and their respective successors, heirs and assigns) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, tax, costs, expenses or any other loss (including reasonable attorneys’ and expert fees and amounts reasonably paid in settlement) (collectively, “Losses”) sustained or incurred by the Indemnified Parties as a result, in connection with or by reason of (i) the breach by the Fund of any of its (x) representations or warranties (implied or otherwise) or (y) covenants or agreements, in each case, contained in this Agreement, (ii) claims by the Board, current or past services providers to the Fund or of any third party providing Services hereunder for any reason whatsoever against the Manager, (iii) the provision of the Services hereunder, (iv) any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund; and (v) any and all claims by any third party arising out of or in connection with any of the foregoing; in each case, regardless of the theory of liability asserted and whether or not an Indemnified Party was advised of the possibility of such Losses. Notwithstanding the preceding sentence of this Section 11(c) to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties or by reason of the reckless disregard of the Manager’s duties and obligations under this Agreement. For the avoidance of doubt, the Fund’s obligations under this Section 11(c) shall not be subject to any set-off, counterclaim, reduction or limitation for any reason whatsoever.

d.	To the fullest extent permitted by applicable law, the Fund shall advance to each Indemnified Party all reasonable costs, fees and expenses (including reasonable attorneys’ fees and disbursements) incurred by such Indemnified Party in connection with any actual or threatened claim, action, suit, proceeding or investigation for which indemnification may be sought under Section 11(c) (each, a “Proceeding”), within fifteen (15) calendar days after receipt by the Fund of a written request therefor from such Indemnified Party. Such advancement shall be made without regard to the Indemnified Party’s ability to repay, without regard to the ultimate outcome of the Proceeding, and without requiring any preliminary determination of the Indemnified Party’s entitlement to indemnification. As a condition to advancement, the Fund may require the Indemnified Party to deliver a written undertaking (which shall be unsecured and interest-free) to repay such advanced amounts solely to the extent it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under Section 11(c). The right to advancement of expenses under this Section 11(d) shall not be subject to any set-off, counterclaim or reduction and shall inure to the benefit of the heirs, executors and administrators of each Indemnified Party.

e.	Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the Manager be liable to the Fund for any indirect, incidental, special, punitive, exemplary or consequential damages of any kind, including lost profits, loss of business, loss of revenue, loss of goodwill, loss of data or loss of anticipated savings, even if the Manager has been advised of the possibility of such damages; and (ii) the Manager shall have no liability whatsoever for any Losses arising out of or in connection with the Fund’s own acts, omissions, breach of this Agreement, breach of applicable law or the acts or omissions of any third party. Nothing in this Section 11(e) shall limit the Fund’s indemnification or advancement obligations under Sections 11(c) and 11(d).

f.	The indemnification obligations of the Fund under Section 11(c), the advancement obligations of the Fund under Section 11(d), and the limitation of liability provisions of Section 11(e) shall each survive the termination or expiration of this Agreement indefinitely and shall continue in full force and effect with respect to any Losses or Proceedings arising out of or relating to acts, omissions, events or circumstances occurring prior to or after such termination or expiration that are otherwise covered by such provisions. For the avoidance of doubt, the Fund’s indemnification and advancement obligations shall apply to any claim, action, suit, or proceeding first asserted or commenced after the termination or expiration of this Agreement to the extent such claim, action, suit, or proceeding arises out of or relates to the provision of the Services during the term of this Agreement.

Exhibit 6(a)

12. Terms and Continuation. This Agreement shall become effective subject to the condition that the Board, including a majority of those Directors who are not parties to this Agreement or interested persons (as defined under the 1940 Act) of either the Fund or the Manager, and a majority of the outstanding voting securities of the Fund, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two years following the Effective Date, and shall continue from year to year thereafter so long as such continuation is approved at least annually by either (i) the Board, including a majority of those Directors who are not parties to this Agreement or interested persons (as defined under the 1940 Act) of either the Fund or the Manager, or (ii) the affirmative vote of a majority of the outstanding voting securities of the Fund.

13. The services of the Manager to the Fund are not, and shall not be, exclusive. The Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund; provided that its services to the Fund hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Fund, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Manager shall be the only investment adviser for the Fund, subject to the Manager’s right to enter into sub-advisory agreements. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Manager and directors, officers, employees, partners, stockholders, members and managers of the Manager and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise. Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Fund and the Manager and by the Manager’s Allocation Policy (as amended from time to time), the Manager and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Fund or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Fund; provided that the Manager allocates investment opportunities to the Fund, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Manager is not, and shall not be, obligated to initiate the purchase or sale for the Fund of any security that the Manager and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Manager, such transaction or investment appears unsuitable or undesirable for the Fund. Moreover, it is understood that when the Manager determines that it would be appropriate for the Fund and one or more Managed Accounts to participate in the same investment opportunity, the Manager shall seek to execute orders for the Fund and for such Managed Account(s) on a basis that the Manager considers to be fair and equitable over time. In such situations, the Manager may (but is not required to) place orders for the Fund and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Manager may cause the Fund and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Fund and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Manager may allocate the investment opportunities among participating accounts in a manner that the Manager considers equitable and pursuant to its investment allocation policy.

Exhibit 6(a)

14. Termination.

a.	This Agreement may be terminated at any time, without payment of any penalty, by the Board or by the affirmative vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Fund.

b.	This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.

c.	The provisions of Section 11 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

15. Use of Name. It is understood that the name “Saba Capital Management, L.P.” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Saba®” (collectively, the “Saba Marks”) is the valuable property of the Manager and its affiliates, and that the Fund has the right to use such Saba Marks only so long as this Agreement or any subsequent agreement with the Manager in replacement of this Agreement shall continue with respect to such Fund. Upon termination of this Agreement without its replacement by a subsequent agreement, the Fund shall, as soon as is reasonably possible, discontinue all use of the Saba Marks and shall promptly amend its governing documents to change its name (if such Saba Marks are included therein).

16. Applicable Law.

a.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

b.	The term “majority of the outstanding voting securities” of the Fund shall have the meaning as set forth in the 1940 Act.

c.	This Agreement shall be governed by the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction; provided, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, as amended, or any rules or orders of the SEC thereunder.

17. Excess Brokerage Commissions. The Manager is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

18. Amendment of Agreement.  This Agreement may be amended only by written agreement of the Manager and the Fund and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

19. Survival. Sections 5, 11, 14, 16, 18, and 19 shall survive the termination of this agreement.

20. Proxy Voting. The Manager shall be responsible for voting any proxies solicited by an issuer of securities held by the Fund in the best interest of the Fund and in accordance with the Manager’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Manager’s proxy voting policies and procedures, and any amendment thereto will be subject to the Board’s approval. The Fund has been provided with a copy of the Manager’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Manager regarding proxy voting activities undertaken on behalf of the Fund. In accordance with its provision of managerial services to the Fund hereunder, the Manager shall be responsible for reporting the Fund’s proxy voting activities, as required, through periodic filings on Form N-PX or any successor form thereto.

Exhibit 6(a)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

[BDC NEWCO]

By:
Name:
Title:

SABA CAPITAL MANAGEMENT, L.P.

By:
Name:
Title: